Exhibit 99.1

Enphase Energy Announces New Chief Operating Officer Role
PETALUMA, Calif., April 12, 2017 (GLOBE NEWSWIRE) -- Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world's leading supplier of solar microinverters, announced today the addition of a Chief Operating Officer as part of the company’s executive team.
Filling this newly formed position is Badri Kothandaraman, who brings strong technical, operational, strategy and management experience gained over his 21-year career at Cypress Semiconductor. An engineer by training, Kothandaraman received his B.Tech degree from IIT Madras and an M.S. degree in materials science from U.C. Berkeley. He started his career with Cypress Semiconductor in 1995 and worked in process technology development and chip design before becoming vice president of the Asynchronous SRAM Business in 2008. Kothandaraman was subsequently promoted to executive vice president of Cypress’s Data Communications Division in November 2011 and spent the next five years building the USB 3.0, USB-C and the Internet of Things businesses. He also served as the executive director of Cypress Semiconductor Technology India Private Limited from 2012 to 2016. Kothandaraman attended the Stanford Executive Program in 2008 and holds eight U.S. patents.

“As part of our continuous improvement process, we are streamlining product development by creating a closer alignment between engineering, operations and product management. Badri has the unique experience and skill set necessary to lead this team,” said Paul Nahi, president and CEO of Enphase Energy. “Badri’s track record of growth and operational excellence make him an exciting addition to the Enphase team.”

“I am very pleased to join the Enphase team, which has tremendous system expertise, a very high-quality mindset and a great track record of innovation,” said Badri Kothandaraman, COO of Enphase Energy. “I look forward to working with Paul and team to continue strengthening our leadership in renewable energy.”
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces the world's only truly integrated solar plus storage solution. Enphase has shipped more than 13 million microinverters, and more than 580,000 Enphase systems have been deployed in more than 100 countries. Visit www.enphase.com for more information, and follow @enphase on Twitter or find us on Facebook or LinkedIn.
Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.
Press Contact:
Christian Zdebel
pr@enphase.com
484-788-2384